Investor Contact:
Daniel Fidell
609-561-9000 x7027
dfidell@sjindustries.com

Media Contact:
Marissa Travaline
609-561-9000 x4227
mtravaline@sjindustries.com

SJI Reports Second Quarter 2019 Results; Reaffirms Guidance

FOLSOM, NJ (August 7, 2019) - SJI (NYSE: SJI) today reported operating results for its 2019 second quarter ended June 30, 2019. Highlights include:

▪	Second Quarter 2019 GAAP earnings per diluted share of $(0.14) per share compared to $(1.12) in 2018

▪	Second Quarter 2019 Economic Earnings* per diluted share of $(0.13) compared to $0.07 in 2018

▪	Execution of key regulatory initiatives on track, with approval of ETG Infrastructure Investment Plan (IIP) in June and ETG base rate case progressing on schedule

▪	Reaffirmed 2019 economic earnings per diluted share guidance of $1.05-$1.15, driven by regulated operations

▪	Reaffirmed 2020 economic earnings per diluted share guidance of $1.53-$1.67, driven by growth from regulated operations, regulatory initiatives and business transformation benefits
“Second quarter results were in line with our expectations and reflect our continued transition to a more regulated company,” said Michael Renna, SJI President and Chief Executive Officer. "Across our utilities we are delivering on key initiatives as planned, making critical infrastructure investments designed to modernize our system and to meet the continued strong demand for natural gas. Our strategy remains on track for significant growth into 2020 and beyond driven primarily by our regulated businesses," added Renna.

	Three months ended June 30, 2019				Three months ended June 30, 2018
	GAAP	GAAP	Economic	Economic	GAAP	GAAP	Economic	Economic
	Earnings	EPS	Earnings	EPS	Earnings	EPS	Earnings	EPS
South Jersey Gas	$2.0	$0.02	$2.0	$0.02	$1.6	$0.02	$1.6	$0.02
Elizabethtown Gas	(3.9)	(0.04)	(3.9)	(0.04)	—	—	—	—
Elkton Gas	—	—	—	—	—	—	—	—
SJI Utilities	(1.9)	(0.02)	(1.9)	(0.02)	1.6	0.02	1.6	0.02

Midstream	1.0	0.01	1.0	0.01	0.9	0.01	0.9	0.01
Energy Group	(2.9)	(0.03)	(2.0)	(0.02)	(5.7)	(0.07)	0.2	—
Energy Services	0.5	0.01	(1.3)	(0.01)	(77.5)	(0.92)	2.8	0.04
Other	(10.0)	(0.11)	(8.0)	(0.09)	(13.1)	(0.16)	—	—
Total - Continuing Ops	$(13.3)	$(0.14)	$(12.2)	$(0.13)	$(93.8)	$(1.12)	$5.5	$0.07
Average Shares Outstanding (Diluted)		92.4		92.4		84.1		84.1
*Non-GAAP, see "Explanation and Reconciliation of Non-GAAP Financial Measures."
Note: Earnings and average shares outstanding are in millions. Amounts and/or EPS may not add due to rounding.

Second Quarter 2019 Results
For the three-month period ended June 30, 2019, SJI reported consolidated GAAP earnings of $(13.3) million ($(0.14) per share) compared to $(93.8) million ($(1.12) per share) in the prior year period. GAAP results in the prior year period include an after-tax impairment loss of $74.2 million related to the sale of our solar assets.
SJI uses the non-GAAP measure of economic earnings when discussing results. We believe this presentation provides clarity into the continuing earnings of our business. A full explanation and reconciliation of economic earnings is provided under “Explanation and Reconciliation of Non-GAAP Financial Measures” later in this report and in our 10-K for the year ending December 31, 2018.
For the three-month period ended June 30, 2019, economic earnings were $(12.2) million ($(0.13) per share) compared to $5.5 million ($0.07 per share) last year.
SJI Utilities
The SJI Utilities (SJIU) segment includes the gas distribution operations of South Jersey Gas (SJG), Elizabethtown Gas (ETG) and Elkton Gas (ELK). GAAP earnings and economic earnings are the same for SJG, ETG and ELK. Given partial year contributions from ETG and ELK, earnings performance relative to the prior year is not comparable.
Second quarter 2019 earnings were $(1.9) million. Second quarter 2019 GAAP and economic earnings reflect the addition of Elizabethtown Gas and Elkton Gas operating activities which contributed $(3.9) million to earnings.
South Jersey Gas
Operating Performance. Second quarter 2019 earnings were $2.0 million compared with $1.6 million in 2018, reflecting higher utility margin partially offset by higher expenses.
Utility margin increased $1.6 million during second quarter 2019 compared with 2018. We define utility margin, a non-GAAP measure, as natural gas revenues less natural gas costs, regulatory rider expenses and related volumetric and revenue-based energy taxes. Margin improvement was driven by customer growth and the roll-in of investments from infrastructure replacement programs partially offset by an overall increase in depreciation and interest expenses.
Customer Growth. SJG added approximately 6,700 new customers over the last 12 months and now serves more than 393,000 customers. SJG’s 1.7% growth rate compares favorably to our peers and remains driven by gas conversions (~75% of new customer additions) from alternate fuels such as oil and propane.
Infrastructure Modernization. Through infrastructure replacement programs, SJG enhances the safety and reliability of our system while earning our authorized utility return on approved investments in a timely manner.

•
Our Accelerated Infrastructure Replacement Program (AIRP), as approved by the New Jersey Board of Public Utilities (NJBPU), authorizes investment of $302.5 million over the five year period from 2016-2021 for important infrastructure replacement upgrades. Our most recent annual investment of $60.4 million for the period July 2017 to June 2018 was rolled into SJG rates effective October 1, 2018.

•
Our current Storm Hardening and Reliability Program (SHARP) was approved by the NJBPU in May 2018 and authorizes investment of $100 million from 2018-2021 for four projects to enhance the safety, redundancy and resiliency of the distribution system along our coastal communities. We expect to invest more than $45 million in 2019 under this program.

Base Rate Case. Pursuant to our AIRP extension order in 2016, SJG is required to file a base rate case no later than November 2020. We expect approximately $340 million in incremental plant additions since SJG's last base rate case approval, excluding our authorized AIRP & SHARP programs. As previously communicated, we expect to file a base rate case for SJG in early 2020.

Critical Redundancy. In response to the NJBPU's call for utilities to evaluate preparedness for gas supply interruptions, we are evaluating potential redundancy solutions. The necessity for these solutions cannot be overstated. They are critically important to ensure service is not interrupted to our customers in the event of a significant outage, either behind our city gate, or on one of the two interstate pipelines that serve the SJG system.
Supply redundancy is a top priority for our utilities. We continue to evaluate multiple options including redundant supply feeds and large scale storage and liquefaction. We also continue to explore system alternatives that will allow for a secondary supply of natural gas needed to create reliability and resiliency for more than 140,000 of our customers in Atlantic and Cape May counties. We expect to provide additional specifics as we refine plans for these important projects.
Elizabethtown Gas
Operating Performance. Second quarter 2019 earnings were $(3.9) million. As a reminder, given partial year contributions from our acquisition of ETG on July 1, 2018, second quarter 2019 earnings performance relative to the prior year is not comparable. Utility margin of $28.6 million driven by customer growth was more than offset by costs associated with the planned exit of the company’s current transition service agreement (TSA) with Southern Company (SO) and interest expense.
Customer Growth. ETG added approximately 2,900 net customers over the last 12 months and now serves more than 294,000 customers. ETG’s 1.0% growth rate has historically been driven by a balanced mix of new construction and gas conversions from alternate fuels such as oil and propane.
Infrastructure Modernization. Our Infrastructure Investment Plan (IIP), as approved by the NJBPU in June, authorizes investment of $300 million over the five year period from 2019-2024 for important infrastructure upgrades including the replacement of up to 250 miles of cast iron and bare steel mains and related services in ETG's system. Our annual investment of approximately $60 million for the period July 2019 to June 2020 is expected to be rolled into ETG rates effective October 1, 2020.
Base Rate Case. In April, ETG filed a petition with the NJBPU requesting a revenue increase of approximately $65 million to recognize the infrastructure investments made to maintain the safety and reliability of its natural gas delivery system. The request represents approximately $346 million in system improvements that are not currently reflected in base rates. ETG's request assumes an overall rate of return of 7.6%, a return on equity of 10.4% and a 52.5% equity ratio. The case is proceeding on track and we are currently in the discovery phase. Settlement conferences are scheduled to begin later this summer, with a resolution expected later this year, in line with precedent from prior cases.
Elkton Gas
Second quarter 2019 earnings were $0.0 million. As a reminder, given partial year contributions from our acquisition of ELK on July 1, 2018, second quarter 2019 earnings performance relative to the prior year is not comparable. Utility margin driven by customer growth, infrastructure investment and rate relief was offset by operating costs and interest expense.
Midstream
The Midstream segment is comprised of our 20% equity investment in the PennEast Pipeline (PennEast), a planned $1B+, 1 Bcf, approximately 120-mile interstate pipeline running from the Marcellus region of Pennsylvania into New Jersey. GAAP and economic earnings are the same for Midstream. Second quarter 2019 earnings were $1.0 million compared with $0.9 million in 2018, reflecting Allowance for Funds Used During Construction (AFUDC) related to the project. The PennEast Project has completed all land surveys and plans to resubmit its application to the New Jersey Department of Environmental Protection (NJDEP) in August. Construction is expected to begin following the receipt of all governmental and regulatory permits.
Non-Utility
Non-utility operations are grouped into two categories: Energy Group, which includes fuel supply management services and wholesale and retail commodity marketing; and Energy Services, which includes our legacy energy production assets and account services business.

Energy Group
Energy Group second quarter 2019 GAAP earnings were $(2.9) million compared with $(5.7) million in 2018. Second quarter 2019 economic earnings were $(2.0) million compared with $0.2 million in 2018. The significant drivers to earnings were as follows:

•
Fuel Supply Management contributed second quarter 2019 economic earnings of $2.0 million compared with $1.4 million in 2018, reflecting new contracts that became operational over the last 12 months. SJI has 11 fuel supply management transactions under contract, with 8 contracts currently operational.

•
Wholesale Marketing contributed second quarter 2019 economic earnings of $(4.0) million compared with $(0.6) million in 2018. The decline in results reflects lower margins on daily energy trading activities tied to tighter spreads, milder weather and associated reduced volatility and new pipeline operating rules, all of which have limited the potential of our optimization opportunities. Second quarter 2019 results were also impacted by headwinds associated with several legacy contracts, which begin to roll off in 2020.

•	Retail Marketing & Other contributed break-even second quarter 2019 economic earnings compared with $(0.6) million in 2018, reflecting the sale of retail gas assets to UGI in 2018.
Energy Services
Energy Services second quarter 2019 GAAP earnings were $0.5 million compared with $(77.5) million in 2018 which includes the previously mentioned impairment loss. Second quarter 2019 economic earnings were $(1.3) million compared with $2.8 million in 2018. The significant drivers to earnings were as follows:

•
Energy Production contributed second quarter 2019 economic earnings of $(1.8) million compared with $2.3 million in 2018. The decline in results largely reflects the sale of our solar assets in June 2018 to an entity managed by Goldman Sachs Asset Management (GSAM) and results from landfill activities.

•	Account Services contributed second quarter 2019 economic earnings of $0.5 million, consistent with results in 2018, and partially mitigating energy production results.
Year-To-Date 2019 Results

	Six months ended June 30, 2019				Six months ended June 30, 2018
	GAAP	GAAP	Economic	Economic	GAAP	GAAP	Economic	Economic
	Earnings	EPS	Earnings	EPS	Earnings	EPS	Earnings	EPS
South Jersey Gas	$70.7	$0.77	$70.7	$0.77	$68.3	$0.83	$68.3	$0.83
Elizabethtown Gas	27.0	0.29	27.0	0.29	—	—	—	—
Elkton Gas	0.4	—	0.4	—	—	—	—	—
SJI Utilities	98.1	1.07	98.1	1.07	68.3	0.83	68.3	0.83

Midstream	2.0	0.02	2.0	0.02	1.2	0.02	1.2	0.02
Energy Group	(4.8)	(0.05)	5.5	0.06	46.8	0.57	36.2	0.44
Energy Services	(0.2)	—	(2.0)	(0.02)	(80.2)	(0.97)	0.1	—
Other	(22.7)	(0.25)	(16.4)	(0.18)	(18.6)	(0.24)	0.1	—
Total - Continuing Ops	$72.4	$0.79	$87.2	$0.95	$17.5	$0.21	$105.9	$1.29
Average Shares Outstanding (Diluted)		92.0		92.0		82.3		82.3
*Non-GAAP, see "Explanation and Reconciliation of Non-GAAP Financial Measures."
Note: Earnings and average shares outstanding are in millions. Amounts and/or EPS may not add due to rounding.

For the six-months YTD period ended June 30, 2019, SJI reported consolidated GAAP earnings of $72.4 million ($0.79 per share) compared to $17.5 million ($0.21 per share) in the prior year period. GAAP results in the prior year period include an after-tax impairment loss of $74.2 million related to the sale of our solar assets and $26.5 million after-tax transaction costs related to ETG ($20.4 million) and Solar ($6.1 million). For the six-months YTD period ended June 30, 2019, economic earnings were $87.2 million ($0.95 per share) compared to $105.9 million ($1.29 per share) last year.

SJI Utilities
As a reminder, given partial year contributions from our acquisition of ETG and ELK on July 1, 2018, YTD 2019 earnings performance relative to the prior year is not comparable. YTD 2019 earnings were $98.1 million reflecting the addition of ETG and ELK which contributed $27.4 million to earnings.

•
SJG YTD 2019 earnings were $70.7 million compared with $68.3 million in 2018. Improved results reflect $7.7 million increase in utility margin driven by customer growth and the roll-in of investments from infrastructure replacement programs partially offset by higher operation, depreciation and interest expenses.

•
ETG YTD 2019 earnings were $27.0 million. Utility margin of $97.5 million was driven by customer growth partially offset by costs associated with the planned exit of the company’s current transition service agreement with Southern Company (SO) and interest expense.

•	ELK YTD 2019 earnings were $0.4 million. Utility margin driven by customer growth, infrastructure investment and rate relief was partially offset by operation and interest expense.
Midstream
YTD 2019 earnings were $2.0 million compared with $1.2 million in 2018, reflecting Allowance for Funds Used During Construction (AFUDC) related to the project.
Non-Utility
Energy Group
YTD 2019 GAAP earnings were $(4.8) million compared with $46.8 million in 2018. YTD 2019 economic earnings were $5.5 million compared with $36.2 million in 2018. The significant drivers to earnings were as follows:

•	Fuel Supply Management contributed YTD 2019 economic earnings of $4.8 million compared with $4.3 million in 2018, reflecting the addition of contracts that became operational over the last 12 months.

•
Wholesale Marketing contributed YTD 2019 economic earnings of $0.5 million compared with $32.6 million in 2018. The decline in results reflects lower margins on daily energy trading activities tied to tighter spreads, milder weather and associated reduced volatility and new pipeline operating rules, all of which have limited the potential of our asset optimization opportunities. YTD results were also impacted by headwinds associated with several legacy contracts, which begin to roll off in 2020.

•	Retail Marketing & Other contributed YTD 2019 economic earnings of $0.2 million compared with $(0.7) million in 2018, reflecting the sale of retail gas assets to UGI in 2018.
Energy Services
YTD 2019 GAAP earnings were $(0.2) million compared with $(80.2) million in 2018, which includes the previously mentioned impairment loss. YTD 2019 economic earnings were $(2.0) million compared with $0.1 million in 2018. The significant drivers to earnings were as follows:

•
Energy Production contributed YTD 2019 economic earnings of $(3.2) million compared with $(0.8) million in 2018, largely reflecting the sale of our solar assets in June 2018 and results from landfill activities.

•	Account Services contributed YTD 2019 economic earnings of $1.2 million compared with $0.9 million in 2018, partially mitigating energy production results.
Balance Sheet and Cash Flow
SJI remains committed to a capital structure that supports our regulated-driven capital spending plan while maintaining a balanced equity-to-total capitalization, ample liquidity and a solid investment grade credit rating.
At June 30, 2019, equity-to-total capitalization was 33.4% compared with 28.9% at December 31, 2018, reflecting acquisition financing and debt repayment using proceeds from non-core asset sales.

As previously communicated, our growth plan embeds conversion of mandatory convertible equity units due 2021 ($287.5 million). Including conversion, our adjusted equity-to-total capitalization ratio, a non-GAAP measure, was 39.6% at June 30, 2019 and 35.3% at December 31, 2018.
Our balance sheet strengthening activities remain a core focus and have continued into 2019. In January, we settled our equity forward sale agreement by physically delivering 6,779,661 shares of common stock and receiving net cash proceeds of approximately $189 million. We deployed a majority of these proceeds for debt repayment in late January. We have also deployed a majority of more than $300 million in cash proceeds from the sale of our solar and retail gas marketing assets for debt repayment.
For the six months ended June 30, 2019, net cash from operating activities was $216.1 million compared to $152.8 million in the prior year period, primarily reflecting the addition of ETG and ELK. Net cash used in investing activities was $222.2 million compared with $131.9 million in the prior year period, reflecting our acquisition of ETG and ELK, timing of utility infrastructure upgrades, and investment to support customer growth. Net cash provided by financing activities was $5.7 million compared to $1.7 billion in the prior year period, reflecting the absence of acquisition-related financing and debt repayments.
As of June 30, 2019, SJI had total borrowing facilities of $960.0 million, with $691.5 million drawn and $268.5 million in available liquidity.
Financial Guidance
2019 Guidance
SJI reaffirms it expects 2019 economic earnings in the range of $98 million to $107 million, or $1.05 to $1.15 per diluted share.
Economic earnings guidance primarily reflects 1) regulated operations that represent 80-85% of economic earnings excluding acquisition-related interest costs, 2) costs associated with the transition services agreement we have with Southern which we intend to exit by early 2020, 3) financing and operational requirements associated with our ETG/ELK acquisitions and divestitures of non-core nonregulated businesses and 4) timing associated with the execution and implementation of our regulatory strategy.
SJI reaffirms it expects capital expenditures of approximately $530 million in 2019. Investments in our regulated businesses are expected to represent more than 97 percent of capital expenditures. Following our equity forward draw in January, SJI does not anticipate any additional equity issuances in 2019.
2020 Guidance
SJI reaffirms it expects 2020 economic earnings in the range of $147 million to $160 million, or $1.53 to $1.67 per diluted share.
Economic earnings guidance primarily reflects 1) regulated operations that represent approximately 80% of earnings excluding acquisition-related interest costs, 2) accelerated utility customer growth and infrastructure replacement at both ETG and SJG, 3) execution of our regulatory strategy including base utility investment, 4) increased contribution from fuel management and a reshaped wholesale portfolio, and 5) lower operating costs driven by our business transformation activities.
SJI reaffirms it expects capital expenditures of approximately $565 million in 2020. Investments in our regulated businesses are again expected to represent more than 97 percent of capital expenditures, with an equity issuance planned to support a utility redundancy project.
Long-Term Guidance
SJI reaffirms it expects economic earnings per share to increase by an average of 6 to 8 percent annually between 2018 and 2022; however, the timing and frequency of regulatory filings will impact the growth rate in any individual year. Our financial guidance is also subject to the risks and uncertainties identified below under “Forward-Looking Statements and Risk Factors.”

Conference Call and Webcast
SJI will host a conference call and webcast on Thursday, August 8 to discuss our second quarter 2019 financial results. To access the call, please dial the applicable number approximately 5-10 minutes prior to the start time. The call will also be webcast in a listen-only format for the media and general public. The webcast can be accessed at www.sjindustries.com under Events & Presentations.
Date/Time:    Thursday, August 8, 11:00 a.m. ET
Dial-In:         Toll Free: 877-376-9937; Toll: 629-228-0738
Passcode:    9149399

About SJI
SJI (NYSE: SJI), an energy services holding company based in Folsom, NJ, delivers energy services to its customers through three primary subsidiaries. SJI Utilities, SJI’s regulated natural gas utility business, delivers safe, reliable, affordable natural gas to more than 690,000 South Jersey Gas, Elizabethtown Gas and Elkton Gas customers in New Jersey and Maryland. SJI’s non-utility businesses within South Jersey Energy Solutions promote efficiency, clean technology and renewable energy by providing customized wholesale commodity marketing and fuel management services; and developing, owning and operating on-site energy production facilities. SJI Midstream houses the company’s interest in the PennEast Pipeline Project. Visit sjindustries.com for more information about SJI and its subsidiaries.
Forward Looking Statements and Risk Factors
This news release, including information incorporated by reference, contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding guidance, industry prospects or future results of operations or financial position, expected sources of incremental margin, strategy, financing needs, future capital expenditures and the outcome or effect of ongoing litigation, are forward-looking. This Quarterly Report uses words such as "anticipate," "believe," "expect," "estimate," "forecast," "goal," "intend," "objective," "plan," "project," "seek," "strategy," "target," "will" and similar expressions to identify forward-looking statements. These forward-looking statements are based on the beliefs and assumptions of management at the time that these statements were prepared and are inherently uncertain. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions on an international, national, state and local level; weather conditions in SJI’s marketing areas; changes in commodity costs; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in SJI’s distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; and changes in business strategies. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements, are described in greater detail under the heading “Item 1A. Risk Factors” in SJI’s and SJG's Annual Report on Form 10-K for the year ended December 31, 2018 and in any other SEC filings made by SJI or SJG during 2018 and prior to the filing of this earnings release. No assurance can be given that any goal or plan set forth in any forward-looking statement can or will be achieved, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made. SJI and SJG undertake no obligation to revise or update any forward-looking statements, whether as result of new information, future events or otherwise, except as required by law.

Explanation of Non-GAAP Financial Measures
Management uses the non-generally accepted accounting principles (non-GAAP) financial measures of Economic Earnings and Economic Earnings per share when evaluating its results of operations. These non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of liquidity or financial performance.
We define Economic Earnings as: Income from continuing operations, (i) less the change in unrealized gains and plus the change in unrealized losses on all derivative transactions; (ii) less realized gains and plus realized losses on all commodity derivative transactions attributed to expected purchases of gas in storage to match the recognition of these gains and losses with the recognition of the related cost of the gas in storage in the period of withdrawal; and (iii) less the impact of transactions, contractual arrangements or other events where management believes period to period comparisons of SJI's operations could be difficult or potentially confusing. With respect to part (iii) of the definition of Economic Earnings, for the three and six months June 30, 2019 and 2018, Economic Earnings excludes the following:
    For the three and six months ended June 30, 2019, Economic Earnings excludes costs incurred to reorganize and restructure the business, including severance and other employee separation costs.
    For the three and six months ended June 30, 2019 and 2018, Economic Earnings excludes costs to acquire the assets of ETG and ELK, including legal, consulting and other professional fees, and costs incurred to exit the Transaction Service Agreement (TSA). Economic Earnings also excludes costs incurred and gains recognized on the sale of the remaining solar assets, and the sale of certain SREC's.
    For the three and six months ended June 30, 2019 and 2018, Economic Earnings excludes the impact of a May 2017 jury verdict stemming from a pricing dispute with a gas supplier over costs, including interest charges and legal fees incurred, along with the realized difference in the market value of the commodity (including financial hedges).
For the three and six months ended June 30, 2018, Economic Earnings excludes approximately $99.2 million (pre-tax) of impairment charges recorded on solar generating facilities, which was primarily driven by the purchase price in the agreement to sell solar assets being less than the carrying amount of the assets.

Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of derivative instruments on the related transactions, as well as the impact of contractual arrangements and other events that management believes make period to period comparisons of SJI's operations difficult or potentially confusing. Management uses Economic Earnings to manage its business and to determine such items as incentive/compensation arrangements and allocation of resources. Specifically regarding derivatives, we believe that this financial measure indicates to investors the profitability of the entire derivative-related transaction and not just the portion that is subject to mark-to-market valuation under GAAP. We believe that considering only the change in market value on the derivative side of the transaction can produce a false sense as to the ultimate profitability of the total transaction as no change in value is reflected for the non-derivative portion of the transaction.

Reconciliation of Non-GAAP Financial Measures
The following table presents a reconciliation of our income from continuing operations and earnings per share from continuing operations to Economic Earnings and Economic Earnings per share (in thousands, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Income from Continuing Operations	$(13,304)	$(93,793)	$72,395	$17,513
Minus/Plus:
Unrealized Mark-to-Market Losses (Gains) on Derivatives	1,888	5,697	15,038	(19,493)
Loss on Property, Plant and Equipment (A)	—	99,233	—	99,233
Net Losses from a Legal Proceeding in a Pricing Dispute (B)	986	1,661	1,977	3,006
Acquisition/Sale Net (Gains) Costs (C)	(1,822)	26,246	163	35,523
Other Costs (D)	422	—	2,995	—
Income Taxes (E)	(391)	(33,555)	(5,352)	(29,875)
Economic Earnings	$(12,221)	$5,489	$87,216	$105,907

Earnings per Share from Continuing Operations	$(0.14)	$(1.12)	$0.79	$0.21
Minus/Plus:
Unrealized Mark-to-Market Losses (Gains) on Derivatives	0.02	0.07	0.16	(0.23)
Loss on Property, Plant and Equipment (A)	—	1.18	—	1.20
Net Losses from a Legal Proceeding in a Pricing Dispute (B)	0.01	0.02	0.02	0.04
Acquisition/Sale Net (Gains) Costs (C)	(0.02)	0.31	0.01	0.43
Other Costs (D)	0.01	—	0.03	—
Income Taxes (E)	(0.01)	(0.39)	(0.06)	(0.36)
Economic Earnings per Share	$(0.13)	$0.07	$0.95	$1.29

(A) Represents impairment charges taken on solar generating facilities in 2018, which was primarily driven by the purchase price in the agreement to sell solar assets being less than the carrying amount of the assets.
(B) Represents net losses, including interest, legal fees, and the realized difference in the market value of the commodity (including financial hedges), resulting from a ruling in a legal proceeding related to a pricing dispute between SJI and a gas supplier that began in October 2014.
(C) Represents costs incurred to acquire the assets of ETG and ELK, including legal, consulting and other professional fees, and costs incurred to exit the TSA. Also included here are gains recognized and costs incurred on the sale of the remaining solar assets and sales of certain SREC's.
(D) Represents severance and other employee separation costs.
(E) Determined using a combined average statutory tax rate of approximately 26.5% and 25% for the three and six months ended June 30, 2019 and 2018, respectively.

Summary of Utility Margin
The following tables summarize Utility Margin for the three and six months ended June 30, 2019 and 2018 for SJG, three and six months ended June 30, 2019 for ETG (in thousands):
SJG:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Utility Margin:
Residential	$27,945	$32,744	$126,812	$128,807
Commercial and Industrial	15,574	16,512	51,822	52,155
Cogeneration and Electric Generation	1,064	1,196	2,268	2,191
Interruptible	19	(102)	43	27
Off-System Sales & Capacity Release	515	608	2,186	2,543
Other Revenues	538	817	787	1,043
Margin Before Weather Normalization & Decoupling	45,655	51,775	183,918	186,766
CIP Mechanism	4,382	(3,145)	5,256	(4,905)
EET Mechanism	944	774	1,936	1,554
Utility Margin**	$50,981	$49,404	$191,110	$183,415

ETG:

	Three Months Ended June 30, 2019	Six Months Ended June 30, 2019
Utility Margin:
Residential	$15,980	$62,501
Commercial & Industrial	12,135	34,108
Regulatory Rider Expenses*	456	898
Utility Margin**	$28,571	$97,507

*Represents expenses for which there is a corresponding credit in operating revenues.  Therefore, such recoveries have no impact on SJG's or ETG's financial results.
**Utility Margin is a non-GAAP financial measure and is further defined above. The definition of Utility Margin is the same for SJG and ETG gas utility operations.

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In Thousands Except for Per Share Data)

	Three Months Ended June 30,
	2019	2018
Operating Revenues:
Utility	$106,832	$75,603
Nonutility	160,102	151,727
Total Operating Revenues	266,934	227,330
Operating Expenses:
Cost of Sales - (Excluding depreciation and amortization)
- Utility	16,721	18,181
- Nonutility	148,620	127,615
Operations	56,608	58,007
Impairment Charges	—	99,233
Maintenance	9,273	6,812
Depreciation	24,129	24,771
Energy and Other Taxes	2,717	1,243
Total Operating Expenses	258,068	335,862
Operating Income (Loss)	8,866	(108,532)

Other Income and Expense	29	974
Interest Charges	(28,434)	(19,561)
Loss Before Income Taxes	(19,539)	(127,119)
Income Taxes	4,646	31,972
Equity in Earnings of Affiliated Companies	1,589	1,354
Loss from Continuing Operations	(13,304)	(93,793)
Loss from Discontinued Operations - (Net of tax benefit)	(95)	(26)
Net Loss	$(13,399)	$(93,819)

Basic Earnings Per Common Share:
Continuing Operations	$(0.14)	$(1.12)
Discontinued Operations	—	—
Basic Earnings Per Common Share	$(0.14)	$(1.12)

Average Shares of Common Stock Outstanding - Basic	92,389	84,080

Diluted Earnings Per Common Share:
Continuing Operations	$(0.14)	$(1.12)
Discontinued Operations	—	—
Diluted Earnings Per Common Share	$(0.14)	$(1.12)

Average Shares of Common Stock Outstanding - Diluted	92,389	84,080

Dividends Declared Per Common Share	$0.29	$0.28

	Six Months Ended June 30,
	2019	2018
Operating Revenues:
Utility	$521,178	$307,371
Nonutility	383,054	441,904
Total Operating Revenues	904,232	749,275
Operating Expenses:
Cost of Sales - (Excluding depreciation and amortization)
- Utility	205,170	105,298
- Nonutility	362,558	323,566
Operations	119,434	105,051
Impairment Charges	—	99,233
Maintenance	18,903	13,674
Depreciation	47,814	49,433
Energy and Other Taxes	6,934	3,682
Total Operating Expenses	760,813	699,937
Operating Income	143,419	49,338

Other Income and Expense	2,604	3,735
Interest Charges	(57,087)	(33,533)
Income Before Income Taxes	88,936	19,540
Income Taxes	(20,303)	(4,443)
Equity in Earnings of Affiliated Companies	3,762	2,416
Income from Continuing Operations	72,395	17,513
Loss from Discontinued Operations - (Net of tax benefit)	(157)	(92)
Net Income	$72,238	$17,421

Basic Earnings Per Common Share:
Continuing Operations	$0.79	$0.21
Discontinued Operations	—	—
Basic Earnings Per Common Share	$0.79	$0.21

Average Shares of Common Stock Outstanding - Basic	91,863	81,850

Diluted Earnings Per Common Share:
Continuing Operations	$0.79	$0.21
Discontinued Operations	—	—
Diluted Earnings Per Common Share	$0.79	$0.21

Average Shares of Common Stock Outstanding - Diluted	91,979	82,302

Dividends Declared per Common Share	$0.58	$0.56

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In Thousands)

	Six Months Ended June 30,
	2019	2018
Net Cash Provided by Operating Activities	$216,079	$152,828

Cash Flows from Investing Activities:
Capital Expenditures	(256,587)	(125,973)
Acquisition-related Working Capital Settlement	15,600	—
Proceeds from Sale of Property, Plant & Equipment	24,292	—
Investment in Long-Term Receivables	(6,585)	(3,947)
Proceeds from Long-Term Receivables	4,983	5,035
Purchase of Company-Owned Life Insurance	—	(574)
Investment in Affiliates	(3,088)	(8,413)
Advances to Affiliates	(858)	—
Net Repayment of Notes Receivable - Affiliates	—	2,006

Net Cash Used in Investing Activities	(222,243)	(131,866)

Cash Flows from Financing Activities:
Net Borrowings from (Repayments of) Short-Term Credit Facilities	409,502	(10,000)
Proceeds from Issuance of Long-Term Debt	10,000	1,592,500
Principal Repayments of Long-Term Debt	(575,000)	—
Payments for Issuance of Long-Term Debt	(1,275)	(13,821)
Net Settlement of Restricted Stock	—	(776)
Dividends on Common Stock	(26,562)	(22,292)
Proceeds from Sale of Common Stock	189,032	173,750
Payments for the Issuance of Common Stock	—	(6,554)

Net Cash Provided by Financing Activities	5,697	1,712,807

Net (Decrease) Increase in Cash, Cash Equivalents and Restricted Cash	(467)	1,733,769
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	31,679	39,695

Cash, Cash Equivalents and Restricted Cash at End of Period	$31,212	$1,773,464

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Thousands)

	June 30, 2019	December 31, 2018
Assets
Property, Plant and Equipment:
Utility Plant, at original cost	$4,660,845	$4,341,113
Accumulated Depreciation	(815,987)	(787,243)
Nonutility Property and Equipment, at cost	151,628	152,232
Accumulated Depreciation	(54,845)	(52,629)

Property, Plant and Equipment - Net	3,941,641	3,653,473

Investments:
Available-for-Sale Securities	41	41
Restricted	19,019	1,649
Investment in Affiliates	81,759	76,122

Total Investments	100,819	77,812

Current Assets:
Cash and Cash Equivalents	12,193	30,030
Accounts Receivable	223,314	337,502
Unbilled Revenues	21,253	79,538
Provision for Uncollectibles	(20,508)	(18,842)
Notes Receivable - Affiliate	2,804	1,945
Natural Gas in Storage, average cost	49,431	60,425
Materials and Supplies, average cost	1,751	1,743
Prepaid Taxes	38,982	30,694
Derivatives - Energy Related Assets	34,988	54,021
Assets Held For Sale	28,696	59,588
Other Prepayments and Current Assets	36,056	26,548

Total Current Assets	428,960	663,192

Regulatory and Other Noncurrent Assets:
Regulatory Assets	682,264	662,969
Derivatives - Energy Related Assets	11,883	7,169
Notes Receivable - Affiliate	13,275	13,275
Contract Receivables	29,325	27,961
Goodwill	703,864	734,607
Other	116,231	116,119

Total Regulatory and Other Noncurrent Assets	1,556,842	1,562,100

Total Assets	$6,028,262	$5,956,577

	June 30, 2019	December 31, 2018
Capitalization and Liabilities
Equity:
Common Stock	$115,488	$106,883
Premium on Common Stock	1,024,974	843,268
Treasury Stock (at par)	(283)	(292)
Accumulated Other Comprehensive Loss	(26,079)	(26,095)
Retained Earnings	362,372	343,258

Total Equity	1,476,472	1,267,022

Long-Term Debt	1,798,551	2,106,863

Total Capitalization	3,275,023	3,373,885

Current Liabilities:
Notes Payable	680,002	270,500
Current Portion of Long-Term Debt	478,909	733,909
Accounts Payable	288,881	410,463
Customer Deposits and Credit Balances	33,427	32,058
Environmental Remediation Costs	53,230	47,592
Taxes Accrued	2,671	5,881
Derivatives - Energy Related Liabilities	35,229	24,134
Deferred Contract Revenues	1,772	1,772
Derivatives - Other Current	1,092	588
Dividends Payable	26,562	—
Interest Accrued	13,895	14,208
Pension Benefits	3,632	3,631
Other Current Liabilities	26,766	36,102

Total Current Liabilities	1,646,068	1,580,838

Deferred Credits and Other Noncurrent Liabilities:
Deferred Income Taxes - Net	89,450	85,836
Pension and Other Postretirement Benefits	111,134	110,112
Environmental Remediation Costs	201,381	206,058
Asset Retirement Obligations	206,741	80,163
Derivatives - Energy Related Liabilities	7,278	7,256
Derivatives - Other Noncurrent	11,449	7,285
Regulatory Liabilities	457,958	478,499
Other	21,780	26,645

Total Deferred Credits and Other Noncurrent Liabilities	1,107,171	1,001,854

Commitments and Contingencies (Note 11)

Total Capitalization and Liabilities	$6,028,262	$5,956,577